EXHIBIT 10.29
                                                                   -------------


* DENOTES THE OMISSION OF INFORMATION PURSUANT TO THE REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPLETE CONTRACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT
                                -----------------

         This License Agreement is made effective this 30th day of June, 2000 (the "EFFECTIVE DATE") by and between ON Technology Corporation, a Delaware corporation (the "LICENSOR"), having its principal office at 880 Winter Street, Building Four, Waltham, Massachusetts 02451-1449, and Meeting Maker, Inc., a company organized under the laws of the Cayman Islands with its principal office at P.O. Box 219, First Home Tower, British American Centre, George Town, Grand Cayman (hereinafter referred to as the "LICENSEE").

         WHEREAS, the Licensor owns, licenses and supports computer software known as Meeting Maker, which is a group calendar and scheduling software product,

         WHEREAS, on January 3, 2000, the Licensor and Licensee entered into an Asset Purchase Agreement, which agreement was amended by that certain First Amendment to Asset Purchase Agreement as of May 31, 2000 (the "ASSET PURCHASE AGREEMENT") pursuant to which the Licensee was seeking to acquire (the "ASSET ACQUISITION") the business conducted by the Licensor relating to the Product (the "MEETING MAKER BUSINESS"); and

         WHEREAS, in connection with the execution and delivery of the Asset Purchase Agreement, the Licensor and Licensee entered into a Management Assumption Agreement and First Amendment to Management Agreement (the "MANAGEMENT AGREEMENT"), dated January 3, 2000 (the "MANAGEMENT ASSUMPTION DATE") and May 31, 2000, respectively, under which the Licensee has been managing the Meeting Maker Business; and

         WHEREAS, the parties agree that it is in their best interest to terminate the Asset Purchase Agreement, Management Agreement and all other agreements related to the Asset Acquisition (the "ASSET ACQUISITION Agreements") and to enter into this License Agreement; and

         WHEREAS, the Licensee wishes to license the Meeting Maker software product from the Licensor and to assume certain obligations with respect thereto, and the Licensor is willing to grant a license and certain other rights to the Licensee in accordance with the terms and conditions set forth in this Agreement below.

         NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereby agree as follows.

     1.  Grant of Product Licenses.

         1.1 Subject to Licensee's payment of the amounts set forth in Section
4.1 through 4.4 of this Agreement, the Licensor hereby grants to the Licensee a worldwide, nonassignable, nontransferable (in each case except pursuant to Section 19 below), nonexclusive license (the "NON EXCLUSIVE LICENSE") to the Meeting Maker Software as it exists as of the Effective Date of this Agreement (including but not limited to all source code, object code, trade secrets, know how, patent applications, copyrights, and licenses and agreements to which

Licensor is a party, which are utilized with respect to the Meeting Maker Software) (the "PRODUCT"), for all uses whatsoever and without restriction, in perpetuity.

         1.2 Subject to Licensee's payment of the amounts set forth in Sections
4.1 through 4.5 of this Agreement and the Non Exclusive License granted pursuant to Section 1.1 of this Agreement, the Licensor hereby grants to the Licensee a worldwide, nonassignable, nontransferable (in each case except pursuant to Section 19 below), exclusive license (the "EXCLUSIVE LICENSE") to the Product for all uses whatsoever and without restriction, subject to the terms and conditions specified herein, for an initial term of [*] years (the "INITIAL LICENSE Term"). At the end of the Initial License Term, the Exclusive License shall be automatically renewed for successive one year periods (each such period being a "RENEWAL LICENSE TERM"), unless either of the Licensor or the Licensee provides notice of non-renewal prior to 90 days before the end of the Initial License Term or any Renewal License Term. For the avoidance of doubt, the parties explicitly agree that the above-referenced Exclusive License shall apply to both third-parties and Licensor, and shall prohibit all Licensor and third party distribution or use of the Product, except as may be specifically agreed by Licensee.

         1.3 If the Licensee reasonably determines that it needs further documents of transfer or assignment in order to confirm or perfect the rights granted in Sections 1.1 and 1.2 above or Section 2 below, the Licensor shall cooperate and use its commercially reasonable efforts in the preparation and execution of such documents promptly after receipt of written request therefor from the Licensee.

         1.4 The Licensor shall retain all right, title, and interest in the Product not expressly granted to the Licensee by this Agreement, but shall not own or have any rights with respect to other software prepared, owned or licensed from third-parties, by Licensee including, but not limited to corrections, modifications, upgrades, enhancements and new products insofar as said software does not incorporate the Product.

         1.5 All distribution of the Product by the Licensee or the Licensee's sublicensees shall be by means of sublicenses (including shrinkwrap or "CLICKWRAP" licenses) only or shall otherwise protect Licensor's rights to the Product. The Licensee shall take all steps necessary to ensure that the Product is distributed by the Licensee's sublicensees only pursuant to the requirements of this Agreement and any sublicense agreements that the Licensee may establish from time to time (which sublicense agreements shall not be in violation of or contrary to this Agreement).

         1.6 Except as expressly set forth herein, the Licensee will bear all costs of manufacturing, marketing, sublicensing, and distributing the Product.

     2.  Additional Licenses and Grants.

         2.1 Subject to Licensee's payment of the amounts set forth in Sections
4.1 through and including 4.5 of this Agreement, the Licensor hereby grants to the Licensee an additional license to all trademarks, tradenames, trademark registrations, applications for trademark registrations and domain names associated with the Product and listed on Schedule 2.1 hereto, said license to be exclusive for the term of the Exclusive License set forth in Section 1.2 hereof, and thereafter to be non-exclusive.

         2.2 Subject to Licensee's payment of the amounts set forth in Section
4.1 of this Agreement and in support of the licenses granted in Section 1.1 and
1.2 hereof, the Licensor hereby transfers, sells and assigns to Licensee all inventories of the Product currently existing as of the Effective Date and the personal property listed on Schedule 2.2 hereto, together with any additional personal property acquired for the Meeting Maker Business, free of all Encumbrances (as this term is defined in Section 9.3 hereof), and shall provide Licensee with a Bill of Sale to this effect.

     3.  Term and Termination.

         3.1 This Agreement shall become any effective on the Effective Date and shall continue in perpetuity for the Initial License Term and any Renewal License Term, unless and until terminated pursuant to the terms of the Agreement. Notwithstanding the foregoing, the parties acknowledge that the Non Exclusive License shall continue in perpetuity.

         3.2 If any failure by the Licensee to pay any License Fees set forth in Sections 4.1 through and including 4.4 below in accordance with the terms of this Agreement continues for a period of 30 days following the Licensee's receipt of a written notice from the Licensor that the Licensee has failed to pay License Fees that are due to the Licensor hereunder, then such failure will be an event of default and will result in the Licensor's right to terminate this Agreement upon 30 days' written notice to the Licensee.

         3.3 In addition to the rights of Licensor to terminate this agreement as set forth in Section 3.2 above, this Agreement may be terminated upon mutual written agreement of the Licensor and the Licensee.

         3.4 Upon any termination of this Agreement, any and all unpaid License Fees that are due and owing from the Licensee to the Licensor shall be paid.

     4.  Payments.

         4.1 In full consideration of the rights granted pursuant to Section 2.2 and in partial consideration of the Licenses granted pursuant to Sections 1.1 and 1.2 and Section 2.1 hereof, the Licensee shall make the following payments to the Licensor:

                 Amount                    Date of Payment
                 ------                    ---------------

                  [*] On the execution of this Agreement in consideration of the existing inventory of the Product.

                  [*] On the execution of this Agreement in consideration of the fixed assets related to the Product.

         4.2 In further consideration of the Licenses and rights granted hereunder, the Licensee shall assume and agree to perform and discharge the liabilities, obligations, and commitments of the Licensor that are specifically set forth in Schedule 4.2 hereto and shall deliver an instrument of assumption of such liabilities, obligations, and commitments, which shall be in substantially the form attached hereto as Exhibit A.

         4.3 In further consideration of the Licenses granted pursuant to
Section 1.2 and Section 2.1 hereof and in full consideration of the License granted pursuant to Section 1.1 hereof, the Licensor shall be entitled to receive license fees ("LICENSE FEES") equal to (i) [*] percent [*] of all net revenue received by the Licensee for the Product and (ii) [*] percent [*] of all net invoiced maintenance fees for the Product received by Licensee until a total of [*] of License Fees have been paid hereunder (such [*] being the "MINIMUM LICENSE Fee"). Notwithstanding the foregoing, the Licensor shall be entitled to receive a minimum of [*] of License Fees in each calendar quarter for the first six (6) calendar quarters of the Agreement commencing on July 1, 2000 (such [*] being the "QUARTERLY MINIMUM LICENSE FEES"). Once the Licensee has paid the Minimum License Fee, the Licensee's obligation to make payments pursuant to this
Section 4.3 shall cease, provided, however, that the Licensee's payment obligations shall be governed solely be Section 4.3 hereof.

         4.4 In further consideration of the Licenses granted pursuant to Sections 1.1 and Section 2.1 hereof, once the Licensee has paid the Minimum License Fee to the Licensor, the Licensor shall be entitled thereafter to receive a License Fee (allocated equally between these licenses) equal to [*] percent [*] of (i) all net revenue received by Licensee for the Product and (ii) of all net invoiced maintenance fees for Product received by Licensee.

         4.5 The first Quarterly Minimum License Fees shall be payable to the Licensee to the Licensor upon execution of this Agreement. Thereafter, all License Fees payable by the Licensee to the Licensor shall be paid within 15 days after the end of each calendar quarter, the first such calendar quarter commencing on October 1, 2000. The Licensee shall pay the Licensor a service charge of one and one-half percent (1.5 %) per month of any and all License Fees not paid to the Licensor in a timely manner pursuant to the terms hereof. For purposes of this Agreement, "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, on which commercial banks in Massachusetts are open for the general transaction of business.

         4.6 Offset of Payments. The parties acknowledge and agree that in connection with the termination of the Management Assumption Agreement pursuant to Section 20.1 below, the payments due upon the execution of this Agreement as set forth in Section 4.1 and 4.5 above may be offset by and against any amounts that may be due from the Licensor to the Licensee as a result of such termination. In the event that the parties agree to any such offset, they shall attach a schedule to this Agreement identifying the items thereof.

         4.7  The Licensor's Audit Rights.

              (a) While this Agreement is in effect, and for two (2) years after its termination, the Licensee shall keep detailed accurate records reflecting the performance of its obligations under this Agreement. The records maintained by the Licensee shall include, without limitation, all records maintained by the Licensee necessary to enable a certified public accountant selected by the Licensor to verify the accuracy of the payment reports and the payments of the Licensor Fees provided to the License by the Licensee pursuant to this Agreement.

              (b) While this Agreement is in effect, and for two (2) years after its termination, the Licensor shall have the right to audit, through any certified public accountant selected by the Licensor, the books and records of the Licensee relating to the Meeting Maker Business and the Licensee's distribution of the Product in order to determine whether the Licensee has performed its obligations pursuant to this Agreement. The Licensee shall not be required to submit to any audit more than two (2) times during any 12 month period. The Licensor shall provide the Licensee at least ten (10) Business Days written notice of its election to conduct an audit, any such audit shall be conducted during the Licensee's normal business hours and in a manner as to not unreasonably disrupt Licensee's operations. The Licensee shall assist the representatives of the Licensor in conducting the audit without charge, and shall make such documents available for inspection and copying, and shall make such Licensee employees available for interviews, as is reasonably necessary to allow the Licensor's representatives to perform the audit.

              (c) If any audit reveals that the Licensee has underpaid License fees to the Licensor by an amount equal to or greater than ten percent (10%) of the amounts determined to be actually owed, then the Licensee shall bear all out-of-pocket expenses (including reasonable attorneys' and accountants' fees) reasonably incurred by the Licensor in connection with such audit. Otherwise, the Licensor shall bear its own expenses for the audit.

              (d) To the extent that any audit reveals that amounts are due from either party to other, either because of an overpayment or underpayment of License Fees, as the case maybe, than such amounts shall be paid via certified check or wire transfer within ten (10) Business Days after such determination.

     5.  [*]

     6. Title, Risk of Loss and Non-assignability. Unless and until the Licensee
exercises        [*]        , title to the Product shall remain the sole
property of the Licensor. After delivery of the Product to the Licensee, the Licensee shall be solely responsible for and bear all risk of loss thereof, except as occasioned by the Licensor. The license to use the Product hereunder is personal to the Licensee and solely for the Licensee's own use and benefit. The Licensor agrees to allow an assignment of the Product to another entity in conjunction with the sale of all or substantially all of the assets of an operational unit of the Licensee to such entity, provided, however, that such entity agrees to become a party to this Agreement as a successor in interest to the Licensee. Any other attempt to assign or transfer the Product shall be void, of no effect, and a material breach of this Agreement, unless agreed otherwise by the Licensor in writing.

     7. Other Consideration Conveyed, and Other Duties Owed, by Licensee to the Licensor.

         7.1 The Licensee shall use commercially reasonable efforts to market the Product effectively. The Licensee, if necessary, shall have the sole and exclusive responsibility

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

for translating the Product into foreign languages, and shall pay all costs of creating such translations.

         7.2 The Licensee shall promptly reimburse the Licensor for all reasonable travel, meals, lodging, and related expenses incurred by the Licensor in providing services to the Licensee at the request of the Licensee. The Licensor shall supply the Licensee with receipts or other satisfactory evidence reflecting expenses incurred upon request.

         7.3 The Licensor expressly reserves the right to continue to market the Product under the name Meeting Maker if it terminates this Agreement.

     8. Non-disclosure and Nonreproduction of Proprietary Information. The Licensee understands and agrees that the Product contains confidential and proprietary information of the Licensor. The Licensee agrees to take all reasonable steps to maintain said confidential and proprietary information. The Licensee agrees to take all reasonable steps to insure that no unauthorized persons shall have access to said confidential and proprietary information and that all authorized persons having access thereto shall refrain from any unauthorized disclosure duplication or reproduction. The Licensee shall be responsible for all damages caused from unauthorized disclosure, duplication or reproduction by persons having access to said confidential and proprietary information while in the possession of the Licensee.

     9.  Representations of the Licensor.

         The Licensor represents and warrants to the Licensee that:

         9.1 Organization. The Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. The Licensor is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified will not have a material adverse effect on the business and operations of the Licensor and its subsidiaries, taken together as a whole. Certified copies of the Certificate of Incorporation and Bylaws of the Licensor, as amended to date, have been previously delivered to the Licensee, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         9.2 Authorization. The execution and delivery by the Licensor of this Agreement and the agreements provided for herein, and the consummation by the Licensor of all transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Licensor. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Licensor is a party constitute the valid and legally binding obligations of the Licensor enforceable against it in accordance with their respective terms except as such enforceability may be limited by the application of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance by the Licensor of this Agreement and the agreements provided for herein, and the consummation by the Licensor of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Licensor; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Licensor; or (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Licensor pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Licensor is a party or by which the Licensor is or may be bound.

         9.3 Ownership of the Product. Schedule 9.3 hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting the Product (collectively, the "ENCUMBRANCES") as of the Effective Date. The Licensor is the true and lawful owner of the Product. The Licensor covenants that from the date hereof and until the earlier of the completion of Licensee's
                                   [*]
       , that the Licensor shall not create or allow or suffer to be created any Encumbrances.

         9.4 Litigation. Except as set forth on Schedule 9.4 hereto, with respect to the Meeting Maker Business as of the Effective Date, (a) there was no action, suit or proceeding to which the Licensor is a party pending or, to the knowledge of the Licensor, threatened before any court or governmental agency, authority, body or arbitrator that would, if decided adversely to the Licensor, have a material adverse effect upon the Meeting Maker Business and/or the Product; (b) the Licensor had not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice; and (c) there was not in existence any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Licensor to take any action of any kind.

         9.5 Employee Relations. The Licensor is in compliance with all federal, state, provincial and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes. None of the Licensor's employees are represented by a union and to the knowledge of the Licensor there have been no union organizing efforts conducted at the Licensor and none is now being conducted. The Licensor has not had at any time, nor, to the knowledge of the Licensor is there now threatened, any strike. Schedule 9.5 hereto sets forth a true, correct and complete list as of the date hereof showing each employee of the Licensor that is expected to transfer employment to the Licensee (collectively, the "TRANSFERRED EMPLOYEES"), his or her position, salary, benefits and bonuses (if any). The Licensor has no knowledge that any Transferred Employee will, or is likely to, decline the offer of employment by Licensee.

         9.6 No Misleading Statements. This Agreement, the information and the schedules referred to herein do not, when taken as a whole, include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

         9.7 Asset Purchase Agreement Representations and Warranties. The Licensor hereby affirms the representations and warranties set forth by the Company in Sections 2.5, 2.6, 2.7, 2.9, 2.10, 2.13, 2.15, and 2.17 of the Asset
Purchase Agreement as of the Management Assumption Date. The Licensee agrees that such representations and warranties were dated as of the Management Assumption Date, and that the Licensor has no obligation to update or modify any such representations and warranties. The Licensor further hereby affirms the representations and warranties set forth by the Company in Sections 2.12, 2.14, and 2.18 of the Asset Purchase Agreement as of the Effective Date.

     10. Representations of the Licensee. The Licensee represents and warrants to the Licensor as follows:

         10.1 Organization and Authority. The Licensee is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Licensee has complete power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

         10.2 Authorization. The execution and delivery of this Agreement by the Licensee, and the agreements provided for herein, and the consummation by the Licensee of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Licensee, enforceable against the Licensee in accordance with their respective terms except as such enforceability may be limited by the application of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Licensee of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any material law, rule or regulation applicable to the Licensee; (b) violate the provisions of the Licensee's Memorandum and Articles of Association; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Licensee pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Licensee is a party or by which the Licensee is or may be bound.

         10.3 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Licensee and which are necessary for the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

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

     11. Access to Information; Public Announcements.

         11.1 Access to Management, Properties and Records. During the term of this Agreement the Licensor shall afford the officers, attorneys, accountants and other authorized representatives of the Licensee reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Licensor, for the sole purpose of facilitating the closing of the transactions contemplated hereunder and to the extent directly related to the Meeting Maker Business and the Transferred Employees. In connection therewith, the Licensor shall furnish to the Licensee such information as to the Meeting Maker Business and the Transferred Employees as the Licensee shall reasonably request. In addition, during the term of this Agreement the Licensee shall afford the officers, attorneys, accountants and other authorized representatives of the Licensee reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Licensor, for the sole purpose of the Licensor responding to any audit or investigation of governmental authority or agency. In connection therewith, the Licensee shall furnish to the Licensor such information as Licensor shall reasonably request.

         11.2 Public Announcements. Without the prior written consent of the other party, neither the Licensor nor the Licensee will disclose the fact that this Agreement exists or any of the terms hereof, unless and only to the extent that such disclosure (and only after consultation with the other party) is, in the opinion of the other party's counsel, required by applicable securities laws. The Licensor is a publicly traded corporation and United States securities laws prohibit any person or entity who has received material, non-public information concerning a publicly traded corporation from purchasing or selling securities of such corporation or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities while in possession of material, non-public information. The fact that the Licensee and the Licensor have entered into this Agreement, and the terms of this Agreement, could be considered material, non-public information. Notwithstanding the foregoing, each party acknowledges that the other is permitted to issue a press release regarding the execution of this Agreement and describing its terms in general, and each party will cooperate with the other to diligently review and comment on any such press release.

     12. Sub-Sublease Agreement. The Licensor shall obtain the agreement of BGS Systems, Inc. and 880 Winter Street, LLC., as sub-landlord and landlord, respectively, to the sub-sublease of premises located at 880 Winter Street, Building Four, Waltham, Massachusetts, and shall sublease said premises to Licensee or Licensee's designated subsidiary for a Term beginning on the Effective Date hereof pursuant to the terms of the Sub-Sublease Agreement last revised on February 14, 2000 and provided to the Licensee by the Licensor, it being additionally agreed that: if such sub-sublease requires the payment of any sums in addition to those already paid by the Licensor, such additional amounts shall be paid the Licensor.

     13. Transfer of Employees.

         13.1 Effective upon the execution of this Agreement, the Licensor shall terminate the employment of all Transferred Employees, and the Licensee shall hire the

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

Transferred Employees, and to the extent practicable adopt the seniority status of the Transferred Employees. The Licensor shall use commercially reasonable efforts to persuade the Transferred Employees to accept employment with the Licensee; provided, however, that the Licensor shall not be required to incur any out-of-pocket costs in connection with such efforts. [*]

         13.2 The Licensor agrees that it shall use commercially reasonable efforts, to the extent permissible by law, upon reasonable written request, and at the Licensee's sole cost and expense, to seek to enforce any of the Licensor's rights under employee and nonconfidentiality agreements by and between the Licensor and a Transferred Employee insofar as such rights relate to the Meeting Maker Business, so long as such efforts, in the good faith determination of the Board of Directors of the Licensor, would not have a material adverse effect on the Licensor's business, or operations (including, without limitation, the Licensor's relationship with its own employees).

         13.3 The parties hereto acknowledge that during the term of the Management Agreement, the Transferred Employees were employed by the Licensor but, to the extent allowed by law, were subject to the complete supervision, direction and control of the Licensee. The Licensee has paid or caused to be paid by Licensor all salaries, commissions, taxes, insurance, sick leave, vacation pay, workers compensation, unemployment compensation, liabilities pursuant to Federal Insurance Contributions Act and the Federal Unemployment Trust Act, and all other claims, costs, expenses and liabilities of any nature whatsoever related to the Transferred Employees (collectively, the "EMPLOYMENT EXPENSES") arising during the period commencing on the Management Assumption Date and ending on the date of termination of the Management Agreement (the "MANAGEMENT ASSUMPTION Term") and the Licensee was directly responsible for all such expenses related to all other personnel involved in the Meeting Maker Business Employment Expenses included, without limitation, all severance and salary continuation obligations of Transferred Employees whose employment is terminated, or who voluntarily resigned, during the Management Assumption Term.

     14. Indemnification.

         14.1 By the Licensor.

The Licensor hereby indemnifies and hold harmless the Licensee from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions (collectively, the "LOSSES"), in connection with any breach of any representation, warranty, covenant or condition made by the Licensor in this Agreement, or in connection with any obligation of the Licensor with respect to the Licenses granted herein, Transferred Employees, the Meeting Maker Assets, and/or the Meeting Maker Business that arose prior to the Management Assumption Date.

         14.2 By the Licensee. The Licensee hereby indemnifies and holds harmless the Licensor from and against all Losses in connection with any breach of any representation, warranty, covenant or condition made by the Licensee in this Agreement, or in connection with any obligation of the Licensee with respect to the Transferred Employees, [*] including, without limitation, any and all Employment Expenses, the Meeting Maker Assets, and/or the Meeting

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

Maker Business that arises on or after the Management Assumption Date, excepting only Licensor's obligations for Employment Expenses undertaken by it prior to the Effective Date.

         14.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 14, the Licensee, on the one hand, or the Licensor on the other hand, seeking indemnification (the "INDEMNIFIED Party"), shall promptly notify the other party hereto (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constitute-ting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 14.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 14.4.

         14.4 Defense of any Claim. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made or pursue such claim in a reasonably prudent manner: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         14.5 Survival of Representations; Claims for Indemnification. All representations and warranties made in this Agreement, and in the schedules and exhibits hereto, and in all certificates delivered pursuant hereto shall survive through and until the expiration of the 12th full calendar month following the Management Assumption Date (the "TERMINATION DATE"). After the Termination Date, all such representations and warranties shall immediately expire except with respect to claims, if any, asserted in writing on or prior to the Termination Date. All claims and actions for indemnity hereunder shall be asserted and maintained in writing by a party hereto on or prior to the Termination Date.

         14.6 Payment of Indemnification Claims. All indemnification hereunder shall be effected by payment of cash or delivery of a cashier's check to the Indemnified Party in the amount of the indemnification liability.

         14.7 Exclusion for Certain Indemnity Obligations. Notwithstanding anything to the contrary in this Section 15 or elsewhere in this Agreement an Indemnifying Party shall not be obligated to pay any Losses suffered by the appropriate Indemnified Party unless and until the aggregate amount of all such Losses exceeds [*] (the "RECOVERABLE"). Once the aggregate amount of such Losses exceeds the Recoverable, such Indemnifying Party shall be required to pay Losses only in excess of the Recoverable and in an aggregate amount not to exceed, in any event [*] (the "CAP"). In no event shall either party be liable under this Agreement, whether pursuant to this Section 15 or otherwise, for any amount in addition to, or from sources other than, those specified in this Section 14.7.

     15. Disclaimer Regarding Representations and Warranties; Warranty.

         15.1 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FURTHER, ANY OF THE FOREGOING REPRESENTATIONS IN SECTION 9 OR SECTION 10 OF THIS AGREEMENT THAT ARE UNTRUE OR INACCURATE, THE UNTRUTHFULNESS OR INACCURACY OF WHICH THE OTHER PARTY OR ANY OF THE OTHER PARTY'S MANAGEMENT HAVE KNOWLEDGE ON THE DATE HEREOF AS A RESULT OF OR THROUGH THE LICENSEE'S OPERATION OF THE MEETING MAKER BUSINESS SINCE THE MANAGEMENT ASSUMPTION DATE, SHALL BE DEEMED TO BE AMENDED OR MODIFIED TO THE EXTENT NECESSARY TO RENDER IT CONSISTENT WITH SAID PARTY'S KNOWLEDGE. THE TERM "SAID PARTY'S KNOWLEDGE" SHALL MEAN THE ACTUAL KNOWLEDGE OF THE PARTY'S SENIOR LEVEL MANAGEMENT, REGARDING THE NATURE, SCOPE AND DEGREE OF THE UNTRUTHFULNESS OR INACCURACY OF ANY OF THE REPRESENTATION OR WARRANTIES PROVIDED IN THIS AGREEMENT.

         15.2 THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY MAKES AND THE OTHER PARTY RECEIVES NO OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESSED OR IMPLIED, AND ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. THE LICENSEE AGREES THAT THE PRODUCT IS LICENSED "AS IS." THE STATED WARRANTIES ARE PROVIDED IN PLACE OF ALL LIABILITIES OR OBLIGATIONS FOR ANY DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THE OWNERSHIP, DELIVERY, USE, DISTRIBUTION, OR PERFORMANCE OF THE PRODUCT.

         15.3 EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES MADE TO ANY PERSON OR ENTITY OTHER THAN THE OTHER PARTY AND PERMITTED SUCCESSORS, OR MADE TO THE OTHER PARTY BY ANY PERSON OR ENTITY.

         15.4 ALL OF THE LICENSOR'S REPRESENTATIONS AND WARRANTIES REGARDING THE PRODUCT ARE LIMITED TO THE PRODUCT IN THE FORM IN WHICH IT WAS DELIVERED TO THE LICENSEE BY THE LICENSOR IN CONNECTION WITH THE ASSET ACQUISITION AGREEMENTS.

         15.5 UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT OR IN TORT, INCLUDING WITHOUT LIMITATION NEGLIGENCE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     16. Post-Effective Date Agreements.

         The Licensor and the Licensee, as applicable, agree that from and after the Effective Date:

         16.1 Cooperation.

              (a) The Licensor will cooperate with the Licensee in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the Meeting Maker Business and based upon contracts, arrangements, property rights, acts or omissions of the Licensor which were in effect or carried on prior to the Management Assumption Date. The Licensee shall reimburse the Licensor, upon demand, for all reasonable out of pocket expenses incurred in providing such cooperation.

              (b) The Licensee will cooperate with the Licensor in furnishing information or other assistance reasonably requested in connection with any actions, proceedings, arrangements or disputes involving the business of the Licensee and based upon contracts, arrangements, property rights, acts or omissions of the Licensee which were in effect or carried on or after the Management Assumption Date, but only to the extent involving any potential liability of the Licensor. The Licensor shall reimburse the Licensee, upon demand, for all reasonable out of pocket expenses incurred in providing such cooperation.

         16.2 Non-Competition. During the Initial License Term and any Renewal License Term neither the Licensor nor any of its affiliates will, directly or indirectly in the United States or elsewhere in the world, engage in any business that provides any calendar or scheduling services or software products that are competitive with the Product or the Meeting Maker Business.

         16.3 Non-Solicitation. Unless the Licensee consents in writing, neither the Licensor nor any of its affiliates will, for a period of [*] years from the Effective Date, directly or indirectly, solicit for employment or employ any of the Licensee's employees, including the Transferred Employees. Unless the Licensor consents in writing, neither the Licensee nor any of its affiliates will, for a period of [*] years from the Effective Date, directly or indirectly, solicit for employment or employ any of the Licensor's employees.

         16.4 Enforceability. If any court determines that any of the restrictive covenants set forth in Section 16.2 or Section 16.3, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of Section 16.2 or Section 16.3 by the Licensor or any of its affiliates and that Licensee shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by the Licensor of the provisions of Section 16.2 or Section 16.3 but shall be in addition to all other remedies available at law or equity to Licensee.

         16.5 Use of Name. For a period of 60 days following the date of this Agreement, the Licensee shall be entitled to use the Licensor's name and trademarks on all products, sales brochures and other documentation which constitute a portion of the Licensed/Acquired Assets. Upon expiration of such 60 Business Day period, the Licensee shall immediately cease to have any rights with regard to such name and trademarks (except as such name or trademark is used on items or materials already deployed or in the distribution channel of Licensee).

         16.6 Confidentiality.

              (a) The Licensee shall use reasonable efforts (equivalent to those efforts used to maintain confidentiality of its own information) to maintain the confidentiality of any confidential information regarding the Product, the Licensor, the Licensor's employees and contractors, and the Licensor's past, present, or future products. Information shall be deemed confidential only if it is marked "Confidential" in writing. The Licensee shall indemnify the Licensor for any loss or damage the Licensor may sustain as a result of the wrongful use or disclosure by the Licensee (or any employee, agent, contractor, licensee, or distributor of the Licensee) of confidential information regarding the Licensor, the Licensor's employees and contractors, and the Licensor's past, present, or future products.

              (b) The Licensor shall use reasonable efforts (equivalent to those efforts used to maintain confidentiality of its own information) to maintain the confidentiality of any confidential information regarding the Product, the Licensee, the Licensee's employees and contracts, and the Licensee's past, present, or future products, and any audit results which it may receive pursuant to this Agreement. Information shall be deemed confidential only if it is marked "Confidential" in writing. The Licensor shall indemnify the Licensee for any loss or damage the Licensee may sustain as a result of the wrongful use or disclosure by the Licensor (or any employee, agent, contractor, licensee, or distributor of the Licensor) or confidential information regarding the Licensee, the Licensee's employees and contractors, and the Licensee's past, present , or future products.

              (c) The obligations described in Sections 16.6(a) and (b) shall not apply to any information that (i) is or becomes publicly known under circumstances involving no breach of the obligations imposed by Sections 16.6(a) and (b); (ii) is generally disclosed to third parties by a party with the right to disclose such information without restrictions on its use or disclosure;
(iii) was already known by the party to whom it was disclosed prior to such disclosure; (iv) is independently developed by the party to whom it was disclosed; or (v) is approved for use or disclosure in writing by the owner of such confidential information.

              (d) The obligations described in Sections 16.6(a) and (b) shall have a duration of five (5) years from the date of disclosure.

     17. Dispute Resolution.

         17.1     General.

     In the event that after the date of this Agreement any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this Section 17.

         17.2 Consent of the Parties. In the event of any dispute after the date of this Agreement between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve such dispute within 30 calendar days after the commencement of efforts to resolve such dispute, such dispute will be submitted to arbitration in accordance with this
Section 17 (excepting always that either party may in its sole discretion institute legal action in any court to enjoin or obtain equitable relief with respect to any claim of violation or threatened violation of Sections 16.3, 16.4 or 16.7 of this Agreement).

         17.3 Arbitration.

              (a) Either the Licensee, on the one hand, or the Licensor on the other hand, may submit any matter referred to in Section 17.1 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) Business Days after receipt of such notice, the Licensee and the Licensor shall designate in writing one arbitrator to resolve the dispute; provided, however, that if the parties hereto cannot agree on an arbitrator within such ten (10)-Business Day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

              (b) Within ten (10) Business Days after the designation of the arbitrator, the arbitrator, the Licensee and the Licensor shall meet, at which time the Licensee and the Licensor shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

              (c) The arbitrator shall set a date(s) for a hearing(s), which shall be no later than 45 days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Licensee and the Licensor. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, however, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

              (d) The arbitrator shall use his best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

              (e) The arbitrator may, in his or her discretion, award attorneys' fees and expenses in connection with the arbitration determination.

              (f) Any arbitration pursuant to this Section 17 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of The Commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

     18. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy, overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

         To the Licensor:     ON Technology Corporation
                              880 Winter Street, Building Four
                              Waltham, MA 02451-1449
                              Attention: President

         With a copy to:      Gabor Garai-, Esq.
                              Epstein Becker & Green, P.C.
                              75 State Street
                              Boston, MA  02109

         To the Licensee:     Meeting Maker, Inc.
                              P.O. Box 219, First Home Tower,
                              British American Centre,
                              George Town, Grand Cayman

         With copies to:      Meeting Maker - United States, Inc..
                              880 Winter Street, Building Four
                              Waltham, MA 02451-1449
                              Attention: Corporate Counsel

                              Andrew G. Stone, Esq.
                              14 Walnut Street
                              Marblehead, MA 01945

Unless otherwise specified herein, such notices or other communications shall be delivered by a recognized overnight delivery courier such as DHL or Federal Express and shall be deemed received on the date of actual receipt.

     19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Licensee, on the one hand, and the Licensor, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party. Any assignment in contravention of this provision shall be void. No assignment shall release the Licensee or the Licensor from any obligation or liability under this Agreement. Each party (an "ASSIGNING Party") may, without the other party's consent, assign its rights and obligations hereunder in connection with the sale of all or substantially all of the Assigning Party's assets or stock, or in connection with the merger or consolidation of the Licensor with a third party; provided, however that such assignee assumes the Assigning Party's obligations hereunder.

     20. Entire Agreement; Amendments; Attachments.

         20.1 This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. In connection with the foregoing, the Licensor and Licensee agree that upon the execution and delivery of this Agreement that each of the following agreements (collectively, the "ASSET ACQUISITION AGREEMENTS") executed and delivered in connection with the Asset Acquisition shall be terminated, shall be of no further force or legal effect, and all obligations of the parties thereto shall cease as of the Effective Date:

              (a) The Asset Purchase Agreement, as amended;

              (b) The Management Agreement, as amended;

              (c) The Escrow Agreement, as amended, by and among the Licensor, the Licensee, and Epstein Becker & Green, P.C., dated January 3, 2000;

              (d) The Security Agreement, by and between the Licensor and the Licensee, dated January 3, 2000;

              (e) The Transition Agreement by and between the Licensor and the Licensee, dated January 3, 2000; and

              (f) Any and all other agreements and arrangements in connection with any or all of the foregoing.

In connection with the termination of the Asset Acquisition Agreements, (i) the parties will cooperate with each other to execute, deliver, and, to the extend necessary, file appropriate documentation to carry out the intent of such termination, and (ii) each party releases the other from any and all legal obligations and releases any and all claims that they have or may have against the other party under any and all of the Asset Acquisition Agreements, including without limitation the "Liquidated Damages Payment" (as defined in the Asset Purchase Agreement).

         20.2 The Licensee, by the consent of its Board of Directors or officers authorized by such Board, on the one hand, and the Licensor by the consent of its Board of Directors or officers authorized by such Board, on the other hand, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Licensee and the Licensor.

         20.3 Except as specifically set forth herein, this Agreement shall not preclude or supersede any obligation that either the Licensor or the Licensee may have with respect to the purchase, sales or support of products under existing agreements.

         20.4 If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The exhibits and schedules attached hereto are hereby incorporated as integral parts of this Agreement.

     21. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     22. Expenses. The Licensee, on the one hand, and the Licensor, on the other hand, will pay all fees and expenses incurred by them in connection with the transactions contemplated hereunder.

     23. Legal Fees. In the event that legal proceedings are commenced by the Licensee against the Licensor, or by the Licensor against the Licensee, in connection with this Agreement or the transactions contemplated hereby, the party or parties which do not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

     24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Each party hereto irrevocably consents to the exclusive personal jurisdiction of the state courts of The Commonwealth of Massachusetts and the federal courts of the United States resident in The Commonwealth of Massachusetts, and waives any objection which it might have based on improper venue or FORUM NON CONVENIENS to the conduct of proceedings in any such court, waives personal service on it, and consents that all such service of process may be made by mail in accordance with Section 20 hereof.

     25. Taxes and Duties. Unless the Licensee provides the Licensor with a copy of a valid tax exemption certificate, the Licensee shall pay, or upon receipt of invoice from the Licensor, shall reimburse the Licensor for all sales, use, property, customs, excise or other taxes (however designated and whether foreign or domestic, but not including taxes based upon the Licensor's income) imposed on the Licensee, or required to be collected by the Licensor, or imposed on the Product or the use thereof, irrespective of whether included in any invoice sent to the Licensee at any time by the Licensor

     26. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, each of the Licensor and the Licensee has executed this Agreement as of the day and year first above written.



MEETING MAKER, INC.                       ON TECHNOLOGY CORPORATION

By:_________________________________      By:______________________
   P. Michael Benninga                       Robert Doretti
                                             Chief Executive Officer












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